Exhibit 107

Calculation of Filing Fee Table
SC TO-I
(Form Type)
Pasithea Therapeutics Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$4,000,000.00(1)	0.00011020	$440.80(2)
Fees Previously Paid	—	—	—
Total Transaction Valuation	$4,000,000.00(1)
Total Fees Due for Filing			$440.80
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$440.80

(1)
The transaction valuation is estimated only for purposes of calculating the filing fee. This amount is based on the purchase of shares of common stock of Pasithea Therapeutics Corp. with a value of up to $4,000,000.

(2)
The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $110.20 per $1,000,000 of the aggregate amount of the Transaction Valuation (or 0.01102% of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.